EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Willbros Announces First Quarter 2009 Results

•	Earnings from continuing operations for Q1 2009 of $0.39 per diluted share
•	Cash flow from operating activities of continuing operations of $57.1 million
•	EBITDA(2) from continuing operations of $36.9 million

HOUSTON, TX, MAY 6, 2009 -- Willbros Group, Inc. (NYSE: WG) today reported its results for the first quarter 2009.  On revenue of $463.9 million, Willbros reported that net income for the first quarter 2009 was $15.5 million, or $0.39 per diluted share compared to net income of $20.8 million, or $0.52 per diluted share for the period ended March 31, 2008.

Randy Harl, President and Chief Executive Officer, commented, “Our business model has generated substantial cash over the past 15 months, and has provided us the flexibility and financial resources to execute our vision and strategy to transform Willbros into a significant global participant in the engineering and construction industry, providing recurring services to both upstream and downstream markets, as well as performing capital projects.  As we move through this challenging period for the industry, we expect to emerge an even stronger participant, with a more efficient, diversified and services oriented model.  Our recent progress in establishing an alliance agreement with NiSource Gas Transmission is an example of opportunities in our traditional markets.  While we continue to believe the long term fundamentals for our business are positive, we are aggressively reducing the cost of our operations which enables us to offer our customers lower pricing while maintaining acceptable margins.  This allows us to align our costs in a manner that is consistent with the short term scenario that will require us to operate at reduced levels relative to 2008, while providing our customers with cost-saving solutions that meet their needs and optimize our results.”

First Quarter 2009 Continuing Operations

The Company reported revenue from continuing operations of $463.9 million in the first quarter of 2009 compared to $491.6 million in the first quarter of 2008. The 6 percent decrease in revenue was due primarily to lower levels of activity in our Engineering segment, which benefited from the more robust engineering, procurement and construction (“EPC”) activity in the first quarter of 2008. The decrease in Engineering activity was somewhat offset by an increase in the Upstream segment.

During the first quarter 2009, the Company incurred severance charges, associated with right-sizing its operations and administrative activities, of $4.7 million.

1 of 4 CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

Backlog(1)

At March 31, 2009, Willbros reported backlog(1) from continuing operations of $543.9 million compared to $655.5 million at December 31, 2008. At March 31, 2009, approximately 63 percent of backlog was cost reimbursable contracts.

Guidance

Van Welch, Chief Financial Officer, provided revised revenue and earnings guidance for 2009, “Our visibility for the second half of 2009 continues to be limited due to the rapidly changing business environment.  With that in mind, we expect revenue for 2009 to be in a range of $1.1 - $1.3 billion, and we now expect earnings to range from $0.80 - $1.10 per diluted share.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, May 7, 2009 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. First Quarter 2009 Earnings Conference Call

When:	Thursday, May 7, 2009 – 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 877-856-1965 or 719-325-4775, passcode 4204685, and asking for the Willbros call at least 10 minutes prior to the start time.

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.

A telephonic replay of the conference call will be available through May 21, 2009 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 4204685.  Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide.  For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including  the potential for additional investigations; the disruptions to the global credit markets; the current global recession; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC.  The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

2 of 4 CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

WILLBROS GROUP, INC.
(In thousands, except per share amounts)

	Three Months Ended
	March 31
	2009	2008
Income Statement
Contract revenue
Upstream O&G	$339,549	$325,291
Downstream O&G	100,423	99,742
Engineering	23,954	66,601
	463,926	491,634
Operating expenses
Upstream O&G	308,891	302,446
Downstream O&G	103,077	96,048
Engineering	25,863	57,836
	437,831	456,330
Operating income (loss)
Upstream O&G	30,658	22,845
Downstream O&G	(2,654)	3,694
Engineering	(1,909)	8,765
Operating income (loss)	26,095	35,304

Other expense
Interest - net	(2,104)	(2,382)
Other - net	325	(427)
	(1,779)	(2,809)
Income from continuing operations before income taxes	24,316	32,495
Provision for income taxes	8,240	13,817
Income from continuing operations	16,076	18,678

Income from discontinued operations net of provision for income taxes	160	2,559
Income from continuing and discontinued operations	16,236	21,237
Less: Income attributable to noncontrolling interest	(747)	(457)
Net income attributable to Willbros Group, Inc.	$15,489	$20,780

Basic income (loss) per share
Continuing operations	$0.40	$0.48
Discontinued operations	-	0.07
	$0.40	$0.55
Diluted income (loss) per share
Continuing operations	$0.39	$0.46
Discontinued operations	-	0.06
	$0.39	$0.52

3 of 4 CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$57,103	$35,381
Investing activities	(3,140)	(2,585)
Financing activities	(6,827)	(8,433)
Foreign exchange effects	(639)	(1,377)
Discontinued operations	1,201	(263)

Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	38,564	38,017
Diluted	43,552	43,916
EBITDA(2)	$36,902	$45,124
Capital expenditures	3,185	21,430

Reconciliation of Non-GAAP Financial Measure
EBITDA (2)
Net income from continuing operations	$15,329	$18,221
Interest - net	2,104	2,382
Income taxes	8,240	13,817
Depreciation and amortization	11,229	10,704
EBITDA	$36,902	$45,124

Balance Sheet Data	3/31/2009	12/31/2008
Cash and cash equivalents	$255,562	$207,864
Working capital	307,164	285,166
Total assets	793,421	787,236
Total debt	117,723	120,514
Stockholders' equity	457,770	442,448
Backlog Data (1)
By Reporting Segment
Upstream O&G	$316,628	$402,446
Downstream O&G	194,611	207,999
Engineering	32,640	45,049
	$543,879	$655,494
By Geographic Area
North America	$518,021	$621,313
Middle East	25,858	34,181
	$543,879	$655,494

(1)	Backlog is anticipated contract revenue from projects for which award is either in hand or assured.
(2)
EBITDA is earnings before net interest, income taxes and depreciation and amortization and intangible asset impairments. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

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4 of 4 CONTACT:
Michael W. Collier Vice President Investor Relations Sales & Marketing Willbros 713-403-8038	Connie Dever Director Strategic Planning Willbros 713-403-8035